EXHIBIT 99.1

Wilhelmina International, Inc. Reports Results for First Quarter 2021

First Quarter Financial Results

(in thousands)	Q1 2021	Q1 2020	YOY Change
Total Revenues	$11,976	$14,552	(17.7%)
Operating Income (Loss)	100	(1,639)	106.1%
Income (Loss) Before Provision for Taxes	2,294	(1,601)	243.3%
Net Income (Loss)	2,221	(2,660)	183.5%
EBITDA**	2,589	(1,280)	302.3%
Adjusted EBITDA**	369	(539)	168.5%
Pre-Corporate EBITDA**	614	(230)	367.0%
**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, May 12, 2021 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq: WHLM) ("Wilhelmina" or the "Company") today reported revenues of $12.0 million and net income of $2.2 million for the three months ended March 31, 2021, compared to revenues of $14.6 million and net loss of $2.7 million for the three months ended March 31, 2020. During the three months ended March 31, 2021 and 2020, the novel coronavirus (COVID-19) pandemic had a material impact on revenues. In recent months, the Company’s revenue has trended positively as the cities where it operates are reopening and COVID-19 vaccination rates increase. The net income in the three months ended March 31, 2021 included $1.9 million of Paycheck Protection Program (“PPP”) gain on forgiveness of loan and $0.4 million of employee retention credits. The net loss for the three months ended March, 31 2020, included a $0.8 million goodwill impairment charge and a $1.2 million valuation allowance on the Company’s deferred tax assets.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of novel coronavirus (COVID-19) as a pandemic, which spread rapidly throughout the United States and the world. As the global impact of COVID-19 continues, Wilhelmina’s first priority has been to protect the health and safety of its employees and talent. To help mitigate the spread of the virus and in response to health advisories and governmental actions and regulations, the Company has modified its business practices and has implemented health and safety measures that are designed to protect employees and represented talent.

The Company’s revenues are heavily dependent on the level of economic activity in the United States and the United Kingdom, particularly in the fashion, advertising and publishing industries, all of which have been negatively impacted by the pandemic and may not recover as quickly as other sectors of the economy. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses. As a result, beginning in March 2020, the Company saw a significant reduction in customer bookings, resulting in a negative impact to revenue and earnings. While bookings remain below pre-pandemic levels, during the second half of 2020 and the first quarter of 2021, bookings increased from the preceding months.

In addition to reduced revenue, business operations have been adversely affected by reductions in productivity, limitations on the ability of customers to make timely payments, disruptions in talents’ ability to travel to needed locations, and supply chain disruptions impeding clothing or footwear wardrobe from reaching destinations for photoshoots and other bookings. Many of the Company’s customers are large retail and fashion companies, some of which have had to close stores in the United States and internationally due to the spread of COVID-19. Some of these customers have filed for bankruptcy and others may be unable to pay amounts already owed to the Company, resulting in increased future bad debt expense. These customers also may not emerge from the pandemic with the financial ability, or need, to purchase Wilhelmina’s services to the extent that they did in previous years. Some model talent have been quarantined far from the major cities where Wilhelmina’s offices are located, and also away from where most modeling jobs take place. Many U.S. and international airlines have decreased their flight schedules which, as economic activities resume and clients increase booking requests, may make it difficult for talent to be available when and where they are needed. The B.1.1.7 variant of the COVID-19 virus, which is believed to spread easily and quickly, has particularly impacted the United Kingdom, resulting in renewed strict lockdowns that have impacted Wilhelmina’s London operations. While these disruptions are currently expected to be temporary, there continues to be uncertainty around the duration.

Postponed and cancelled bookings related to the pandemic contributed significantly to reduced revenues during the first three months of 2021. Although some clients increased activity and bookings recently, rising COVID-19 infection rates in cities where Wilhelmina operates could lead to a slower economic recovery in those markets, and possible additional business closings or local mandates that could slow the recovery in operations there. Since Wilhelmina extends customary payment terms to its clients, even as bookings resume, there is likely to be a lag in cash collections. In the meantime, the Company continues to have significant employee, office rent, and other expenses.

Reduced outstanding accounts receivable available as collateral under the Company’s credit agreement with Amegy Bank has limited its access to additional financing. Net losses during 2020 also impacted compliance with the financial covenants under the Amegy Bank credit agreement, further impeding the Company’s ability to obtain additional financing. Since the pandemic began, many stock markets, including Nasdaq Capital Market where Wilhelmina’s common stock is listed, have been volatile. A decline in the Company’s stock price would reduce its market capitalization and could require additional goodwill or intangible asset impairment writedowns.

The Company has taken the following actions to address the impact of COVID-19 and the current recessionary environment, in order to efficiently manage the business and maintain adequate liquidity and maximum flexibility:

-	In April 2020, obtained approximately $2.0 million in loans under the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (“SBA”). In 2021, the SBA communicated to the Company that these loans have been 100% forgiven.
-	Eliminated discretionary travel and entertainment expenses.
-	Suspended share repurchases.
-	Did not renew the leases on three New York City model apartments when the terms ended in June and August, 2020.
-	Did not renew the lease on the Company’s New York City office when the term ended in February 2021, and required all New York based staff to work remotely.
-	Suspended efforts to fill two highly compensated executive roles following the resignation of the Company’s Chief Executive Officer and Vice President in early 2020.
-	Negotiated discounts with various vendors and service providers.
-	Effective July 1, 2020, implemented layoffs of approximately 36% of its staff, including employees at each of the Company’s five offices, and effected temporary salary reductions for the remaining staff.

On December 27, 2020, the Consolidated Appropriations Act, 2021 (“CAA”) was signed into law. The CAA expanded eligibility for an employee retention credit for companies impacted by the pandemic with fewer than 500 employees and at least a 20% decline in gross receipts compared to the same quarter in 2019, to encourage retention of employees. This payroll tax credit is a refundable tax credit against certain employment taxes of up to $7 thousand per employee for eligible employers, equal to 70% of qualified wages paid to employees during a quarter, capped at $10 thousand of qualified wages per employee. For the three months ended March 31, 2021, the Company recorded $0.4 million of Other Income for employee retention credit funds receivable. The CAA provides an election to use the prior quarter’s gross receipts for purposes of determining eligibility in the current quarter. The Company has elected to use the prior quarter election for determining eligibility and expects to continue to receive additional tax credits under the CAA for qualified wages through June 30, 2021. The Company has also benefitted from the CAA guidance to treat expenses associated with forgiven PPP loans as tax deductible.

If the quarantines and limitations on non-essential work are re-implemented, or persist for an extended period, the Company may need to implement additional cost savings measures.

BREXIT

On January 31, 2020, the United Kingdom (“UK”) withdrew from the European Union (“EU”). Effective January 1, 2021, new visa requirements and other restrictions limit the freedom of movement for British workers to travel to the EU for work, which may impact the ability of the Company’s London office to book modeling photoshoots that take place in the European Union. It may also be more difficult, in the future, for talent represented by Wilhelmina London, but based in the EU, to travel to London and other parts of the UK for photoshoots and campaign work. New immigration sponsorship or visa requirements could discourage fashion brands, and other clients, from booking as frequently in London, which has historically been an international fashion and modeling hub, and could impact the revenue of the Company’s London operations.

Financial Results

Net income for the three months ended March 31, 2021 was $2.2 million, or $0.43 per fully diluted share, compared to net loss of $2.7 million, or $0.52 per fully diluted share, for the three months ended March 31, 2020.

Pre-Corporate EBITDA was $0.6 million and ($0.2) million for the three months ended March 31, 2021 and 2020.

The following table reconciles reported net income under generally accepted accounting principles to EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three months ended March 31, 2021 and 2020.

(in thousands)	Three months ended March 31,
	2021	2020
Net income (loss)	$2,221	$(2,660)
Interest expense	29	27
Income tax expense	73	1,059
Amortization and depreciation	266	294
EBITDA**	$2,589	$(1,280)
Foreign exchange loss (gain)	68	(65)
Non-recurring items*	(2,291)	800
Share-based payment expense	3	6
Adjusted EBITDA**	$369	$(539)
Corporate overhead	245	309
Pre-Corporate EBITDA**	$614	$(230)
*Non-recurring items include gain on forgiveness of loan and employee retention credit during the three months ended March 31, 2021, and goodwill impairment during the three months ended March 31, 2020
**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

Changes in net income, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three months ended March 31, 2021, when compared to the three months ended March 31, 2020, were primarily the result of the following:

  Revenues net of model costs for the three months ended March 31, 2021 decreased by 15.4% primarily due to reduced bookings resulting from COVID-19 (which impacted all three months of the first quarter of 2021, but only impacted the month of March in 2020), a decrease in core model bookings, and the closure of the hair and makeup artist division in the third quarter of 2020;

  Salaries and service costs for the three months ended March 31, 2021 decreased by 40.2% primarily due to staff layoffs and temporary salary reductions effective July 1, 2020 in response to the COVID-19 business environment as well as the closure of the hair and makeup artist division;

  Office and general expenses for the three months ended March 31, 2021 decreased by 19.0%, primarily due to reduced rent expense, legal expense, and other office expenses;

  Amortization and depreciation expense for the three months ended March 31, 2021 decreased by 9.5%, primarily due to reduced depreciation of assets that became fully amortized in 2020;

  Non-recurring items included $1.9 million of gain on forgiveness of payroll protection program loan and $0.4 million of employee retention credit in the three months ended March 31, 2021 and a $0.8 million goodwill impairment charge in the three months ended March 31, 2020;   and

  Corporate overhead expenses for the three months ended March 31, 2021 decreased by 20.7%, primarily due to temporary reduction in fees paid to corporate employees and the Company’s directors.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS	(Unaudited)
Current assets:	March 31, 2021	December 31, 2020
Cash and cash equivalents	$5,737	$5,556
Accounts receivable, net of allowance for doubtful accounts of $1,707 and $1,635, respectively	7,989	7,146
Prepaid expenses and other current assets	548	105
Total current assets	14,274	12,807

Property and equipment, net of accumulated depreciation of $5,693 and $5,451, respectively	690	928
Right of use assets-operating	585	585
Right of use assets-finance	194	218
Trademarks and trade names with indefinite lives	8,467	8,467
Goodwill	7,547	7,547
Other assets	93	93

TOTAL ASSETS	$31,850	$30,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,057	$2,867
Due to models	6,975	6,265
Lease liabilities – operating, current	335	435
Lease liabilities – finance, current	69	77
Term loan – current	202	414
Total current liabilities	10,638	10,058

Long term liabilities:
Net deferred income tax liability	1,486	1,449
Lease liabilities – operating, non-current	261	180
Lease liabilities – finance, non-current	133	149
Term loan – non-current	621	2,303
Total long term liabilities	2,501	4,081

Total liabilities	13,139	14,139

Shareholders’ equity:
Common stock, $0.01 par value, 9,000,000 shares authorized; 6,472,038 shares
issued at March 31, 2021 and December 31, 2020	65	65
Treasury stock, 1,314,694 shares at March 31, 2021 and December 31, 2020, at cost	(6,371)	(6,371)
Additional paid-in capital	88,490	88,487
Accumulated deficit	(63,535)	(65,756)
Accumulated other comprehensive income	62	81
Total shareholders’ equity	18,711	16,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,850	$30,645

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
For the Three Months Ended March 31, 2021 and 2020
 (In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Service revenues	$11,966	$14,547
License fees and other income	10	5
Total revenues	11,976	14,552

Model costs	8,639	10,606

Revenues, net of model costs	3,337	3,946

Operating expenses:
Salaries and service costs	1,871	3,127
Office and general expenses	855	1,055
Amortization and depreciation	266	294
Goodwill impairment	-	800
Corporate overhead	245	309
Total operating expenses	3,237	5,585
Operating income (loss)	100	(1,639)

Other expense (income):
Foreign exchange loss (gain)	68	(65)
Gain on forgiveness of loan	(1,865)	-
Employee retention credit	(426)	-
Interest expense	29	27
Total other income	(2,194)	(38)

Income (loss) before provision for income taxes	2,294	(1,601)

Provision for income taxes:
Current	(36)	(59)
Deferred	(37)	(1,000)
Provision for income taxes, net	(73)	(1,059)

Net income (loss)	$2,221	$(2,660)

Other comprehensive income (loss):
Foreign currency translation adjustment	(19)	(234)
Total comprehensive income (loss)	2,202	(2,894)

Basic net income (loss) per common share	$0.43	$(0.52)
Diluted net income (loss) per common share	$0.43	$(0.52)

Weighted average common shares outstanding-basic	5,157	5,160
Weighted average common shares outstanding-diluted	5,157	5,160

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Three Months Ended March 31, 2021 and 2020
(In thousands)
(Unaudited)

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2019	6,472	$65	(1,310)	$(6,352)	$88,471	$(60,815)	$2	$21,371
Share based payment expense	-	-	-	-	6	-	-	6
Net loss to common shareholders	-	-	-	-	-	(2,660)	-	(2,660)
Purchases of treasury stock	-	-	(5)	(19)	-	-	-	(19)
Foreign currency translation	-	-	-	-	-	-	(234)	(234)
Balances at March 31, 2020	6,472	$65	(1,315)	$(6,371)	$88,477	$(63,475)	$(232)	$18,464

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2020	6,472	$65	(1,315)	$(6,371)	$88,487	$(65,756)	$81	$16,506
Share based payment expense	-	-	-	-	3	-	-	3
Net income to common shareholders	-	-	-	-	-	2,221	-	2,221
Foreign currency translation	-	-	-	-	-	-	(19)	(19)
Balances at March 31, 2021	6,472	$65	(1,315)	$(6,371)	$88,490	$(63,535)	$62	$18,711

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Three Months Ended March 31, 2021 and 2020
 (In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss):	$2,221	$(2,660)
Adjustments to reconcile net income to net cash used in operating activities:
Amortization and depreciation	266	294
Goodwill impairment	-	800
Share based payment expense	3	6
Gain on forgiveness of loan	(1,865)	-
Employee retention credit	(365)	-
Deferred income taxes	37	1,000
Bad debt expense	36	36
Changes in operating assets and liabilities:
Accounts receivable	(879)	560
Prepaid expenses and other current assets	(78)	(46)
Right of use assets-operating	-	256
Other assets	-	2
Due to models	710	(698)
Lease liabilities-operating	(19)	(280)
Accounts payable and accrued liabilities	207	(438)
Net cash provided by (used in) operating activities	274	(1,168)

Cash flows from investing activities:
Purchases of property and equipment	(4)	(56)
Net cash used in investing activities	(4)	(56)

Cash flows from financing activities:
Purchases of treasury stock	-	(19)
Payments on finance leases	(24)	(21)
Repayment of term loan	(46)	(186)
Net cash used in financing activities	(70)	(226)

Foreign currency effect on cash flows:	(19)	(234)

Net change in cash and cash equivalents:	181	(1,684)
Cash and cash equivalents, beginning of period	5,556	6,993
Cash and cash equivalents, end of period	$5,737	$5,309

Supplemental disclosures of cash flow information:
Cash paid for interest	$9	$24

Noncash investing and financing activities
Gain on forgiveness of loan	$1,865	-

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures”). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization expense. The Company calculates “Adjusted EBITDA” as EBITDA plus foreign exchange gain/loss plus share-based payment expense and certain significant non-recurring items that the Company may include from time to time. For 2020, these non-recurring items represented goodwill impairments. For 2021, these non-recurring items represented Gain on forgiveness of loan and employee retention credit. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director compensation, securities laws compliance costs, audit and professional fees, and other public company costs.

Non-GAAP financial measures should not be considered as alternatives to net and operating income as an indicator of the Company's operating performance or cash flows from operating activities as a measure of liquidity or any other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the first quarter ended March 31, 2021 filed with the Securities and Exchange Commission on May 12, 2021.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, no person should place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Wilhelmina, together with its subsidiaries, is an international full-service fashion model and talent management service, specializing in the representation and management of leading models, celebrities, artists, photographers, athletes, and content creators. Established in 1967 by fashion model Wilhelmina Cooper, Wilhelmina is one of the oldest and largest fashion model management companies in the world. Wilhelmina is publicly traded on Nasdaq under the symbol WHLM.  Wilhelmina is headquartered in New York and, since its founding, has grown to include operations in Los Angeles, Miami, London and Chicago. Wilhelmina also owns Aperture, a talent and commercial agency located in New York and Los Angeles. For more information, please visit www.wilhelmina.com and follow @WilhelminaModels.

CONTACT:	Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com